FORM 3                             OMB APPROVAL
                                   OMB Number:  3235-0104
                                   Expires:  September 30, 1998
                                   Estimated average burden
                                   hours per response . . . 0.5

          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding
           Company Act of 1935 or Section 30(f) of the
                  Investment Company Act of 1940

(Print or Type Responses)
1.   Name and Address of Reporting Person

     Ryan                Mary
     (Last)              (First)             (Middle)

     745 McClintock Drive, Suite 305
     (Street)

     Burr Ridge     IL        60521
     (City)         (State)   (Zip)

2.   Date of Event Requiring Statement (Month/Day/Year)
     March 21, 1997

3.   IRS or Social Security Number of Reporting Person
     (Voluntary)

4.   Issuer Name and Ticker or Trading Symbol
     American Disposal Services, Inc. (ADSI)

5.   Relationship of Reporting Person(s) to Issuer (Check all
     applicable)
     _X_ Director                       _X_ 10% Owner
     _X_ Officer (give title below)     ___ Other (specify below)
     Vice President - Corporate Affairs

6.   If Amendment, Date of Original (Month/Day/Year)

7.   Individual or Joint/Group Filing (Check Applicable Line)
     ___ Form filed by One Reporting Person
     ___ Form filed by More than One Reporting Person

Reminder: Report on a separate line for each class         (Over)
          of securities beneficially owned        SEC 1473 (7-96)
          directly or indirectly.
         *If the form is filed by more than one
          reporting person, see Instruction 5(b)(v).


FORM 3 (continued)

Table I --     Non-Derivative Securities Beneficially Owned

1.   Title of Security (Instr. 4)
     Common Stock, $.01 par value

2.   Amount of Securities Beneficially Owned (Instr. 4)
     4,000

3.   Ownership From:  Direct (D) or Indirect (I) (Instr. 5)
     D

4.   Nature of Indirect Beneficial Ownership (Instr. 5)





































                                                  SEC 1473 (7-96)

FORM 3 (continued)

Table II --    Derivative Securities Beneficially Owned (e.g.,
               puts, calls, warrants, options, convertible securities)


1.   Title of Derivative Security(Instr. 4)


2.   Date Exercisable and Expiration Date (Month/Day/Year)
     Date Exercisable                   Expiration Date

3.   Title and Amount of Securities Underlying Derivative
     Security (Instr. 4)
     Title                    Amount or Number of Shares

4.   Conversion or Exercise Price of Derivative Security

5.   Ownership Form of Derivative Security:  Direct (D) or
     Indirect (I) (Instr. 5)

6.   Name of Indirect Beneficial Ownership (Instr. 5)


  Explanation of Responses:

Reporting person became an officer on March 21, 1997.


                    /s/ Mary Ryan                 April 10, 1997
                      Mary Ryan                        Date
               **Signature of Reporting Person

**   Intentional misstatements or omissions of facts constitute
     Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
          If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of
information contained in this form are not required to respond
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                                                  SEC 1473 (7-96)